As filed with the Securities and Exchange Commission on December 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

\

XCEL BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0307819
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

475 10th Avenue, 4th Floor

New York, NY 10018

(Address of Principal Executive Offices)

XCEL BRANDS, INC.

2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Robert D’Loren

Chief Executive Officer

Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

(Name and address of agent for service)

(347) 727-2474

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman, Esq.
Brad L. Shiffman, Esq.

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	3,000,000	$5.625	$16,875,000	$1,961

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low sale prices of our common stock on December 22, 2014, as reported on the OTCQB tier of the OTC Markets.

EXPLANATORY NOTE

XCel Brands, Inc., or the Company, has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register shares of its common stock, $0.001 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 2,607,910 shares of common stock that constitute “restricted securities” which have been issued prior to the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Information required by Part I to be conformed in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Part I to be conformed in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Commission pursuant to Section 13 of the Exchange Act are incorporated by reference in this Registration Statement:

(i)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Commission on November 14, 2014;
(ii)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Commission on August 14, 2014;

(iii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Commission on May 14, 2014;
(iv)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on April 11, 2014;
(v)	our Current Report on Form 8-K, filed with the Commission on March 10, 2014; as amended by Form 8-K/A filed with the Commission on March 24, 2014;

(vi)	our Current Report on Form 8-K, filed with the Commission on March 20, 2014;

(vii)	our Current Report on Form 8-K, filed with the Commission on April 9, 2014;

(viii)	our Current Report on Form 8-K, filed with the Commission on May 19, 2014;

(ix)	our Current Report on Form 8-K, filed with the Commission on June 6, 2014;

(x)	our Current Report on Form 8-K, filed with the Commission on July 2, 2014;

(xi)	our Current Report on Form 8-K, filed with the Commission on July 17, 2014;

(xii)	our Current Report on Form 8-K, filed with the Commission on October 3, 2014;

(xiii)	our Current Report on Form 8-K, filed with the Commission on November 7, 2014; and

(xv)	the description of our common stock contained in our Registration Statement on Form 10-SB, filed with the SEC on September 18, 2000 pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director's personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant's by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to the Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

ITEM 8. EXHIBITS.

Exhibit No.	Exhibit
4.1	The Amended and Restated Certificate of Incorporation of XCel Brands, Inc. (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed November 6, 2014).
4.2	The Second Amended and Restated By-Laws (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed November 6, 2014).
4.3	The Second Amended and Restated 2011 Equity Incentive Plan and Forms of Award Agreements, Amended and Restated November 26, 2012 (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed November 6, 2014).
5.1	Opinion of Blank Rome LLP.

23.1	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

ITEM 9. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of December 2014.

XCel Brands, Inc.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: Chief Executive Officer, Chairman
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert D’Loren and James Haran, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert D’Loren
Robert D’Loren	Chief Executive Officer and Chairman (Principal Executive Officer)	December 23, 2014

/s/ James Haran
James Haran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 23, 2014

/s/ Marisa Gardini
Marisa Gardini	Director	December 23, 2014

/s/ Mark DiSanto
Mark DiSanto	Director	December 23, 2014

/s/ Edward Jones, III
Edward Jones	Director	December 23, 2014

/s/ Howard Liebman
Howard Liebman	Director	December 23, 2014

/s/ Benjamin Malka
Benjamin Malka	Director	December 23, 2014

/s/ Todd Slater
Todd Slater	Director	December 23, 2014

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